EXHIBIT 23.1

[Letterhead  of  Singer  Lewak  Greenbaum  &  Goldstein  LLP]

INDEPENDENT  AUDITOR'S  CONSENT


We consent to the use in this Registration Statement of BHC, Inc. on Form SB-2 of our report, dated February 6, 2003, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 6, 2003 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.


SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP

Los  Angeles,  California
March  31,  2003





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